EXHIBIT 16.1

November 19, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on November 19, 2019 to be filed by WWC’s former client Umatrin Holding Limited. WWC does not disagree with the Company’s statements regarding WWC under Item 4.01. Changes in Company’s Certifying Accountant-Dismissal of Independent Registered Public Accounting Firm. WWC has no basis to agree or disagree with any other part of the Form 8-K filing.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants